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                                   EXHIBIT 1.2

                          FORM OF FUND ESCROW AGREEMENT
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                                   EXHIBIT 1.2

                              FUND ESCROW AGREEMENT


         GLOBAL OUTDOORS, INC., an Alaska corporation, with principal offices located at 43445 Business Park Drive, Suite 113, Temecula, California 92590 ("Issuer"); Wells Fargo Bank, ___________________________ ("Escrow Agent"); and
offices located at ____________________________________ and the Selected
Broker-Dealers (NASD members) who execute this agreement below ("Selected Broker-Dealers'; mutually agree as follows:


         1. Purpose. This agreement is for the purpose of providing an arrangement which will insure that proceeds from the sale of Units of the Issuer consisting of two share of Common Stock, $0.02 par value, one Class F Warrant under an offering pursuant to a Registration Statement on Form SB-2 filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, will not be used until at least the Escrow Amount as defined below has been received from the sale of the Units and is available to the Issuer, and if such amount has not been paid by the date specified below, that such funds that have been paid for the Units will be returned to the original purchasers and the securities transactions terminated.

         2. Escrow Amount. The amount which must be deposited in California cleared funds with the Escrow Agent before it shall deliver to the Issuer the proceeds from the sale of the Units herein is called the "Escrow Amount." The Escrow Amount shall be $200,000 in California cleared funds, that is, funds that have been collected and credited to the Escrow Agent's account, which shall be the proceeds from the sale of 25,000 Units. Notwithstanding that the Escrow Amount shall be deposited, additional amounts not in excess of $4,800,000 may be, but are not required to be, deposited with the Escrow Agent.


         3. Plan of Distribution. The Issuer intends on entering into Selected Broker-Dealer Agreements with the Selected Broker-Dealers according to which the Selected Broker-Dealers will offer 625,000 Units at $8.00 per Unit. The Underwriter is to receive 2% of the proceeds of the offering as sales commissions and 2% of the proceeds of the offering as reimbursement for Selected Broker-Dealer's offering expenses on a nonaccountable basis from sales of the Units from referrals by the Company. The Selected Broker-Dealer is to receive 10% of the proceeds of the offering as sales commissions and 2% of the proceeds of the offering as reimbursement for the Selected Broker-Dealer's offering expenses on a nonaccountable basis from sales of all other Units. The 2% reimbursement for the Underwriter's offering expenses on a nonaccountable basis shall be limited to $20,000. The Issuer may also offer the Units referred to herein.


         4. Appointment. The Issuer hereby appoints the Escrow Agent to serve as Escrow Agent for the purposes set forth herein and the Escrow Agent hereby accepts the appointment. The Underwriter hereby agrees to such appointment.


         5. Delivery of Proceeds. The Selected Broker-Dealer or Issuer shall deliver, or cause to be delivered, to the Escrow Agent in accordance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended, all proceeds from the sale of the Units under the proposed offering. The delivery of the proceeds shall be accompanied by a document which shall contain the purchaser's name and address, the number of Units purchased and the amount paid therefor. "Purchaser" for

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the purposes of this Agreement may be a broker-dealer who is selling Units to its customers as agent for the Issuer.

         6. Separate Account. All monies delivered to or collected by the Escrow Agent pursuant to this agreement shall be deposited immediately by the Escrow Agent in a separate non-interest bearing account designated substantially as follows: "Wells Fargo Bank/Global Outdoors, Inc., Escrow Account" (hereinafter sometimes referred to as "Escrow Account"). Upon request of either the Issuer or Underwriter, the Escrow Agent agrees to provide information concerning the amount of monies that have been deposited in the Escrow Account and the amount of such monies that have become Denver cleared funds.

         7. Inspection. The parties agree that all records relating to transactions made pursuant to this Agreement and the Escrow Account shall be available, at all reasonable times, for inspection, examination and reproduction by the securities authorities in any state in which this offering is registered, such person's delegate or representative, or any party hereto, or any representative of any of the parties hereto, and such persons are authorized to examine and audit the Escrow Account pursuant hereto and the Escrow Agent hereby is expressly authorized and directed to permit such examination and audit.


         8. Ownership of Fund. Until the Escrow Amount has been reached, all amounts deposited in the Escrow Account shall be considered the property of the various Unit purchasers in proportion to the amount contributed by each Unit purchaser, except insofar as such funds subsequently may be transferred pursuant to the terms of this Agreement. The proceeds from the sale of such Units shall not become the property or assets of the Issuer or Selected Broker-Dealer, nor subject to their debts or obligations, unless and until such proceeds have been distributed in accordance with the provisions of this Agreement.

         9. Terms and Return of Deposited Monies. If the Escrow Amount is not deposited on or before a maximum of 120 days (which period may be extended for an additional 60 days by the Issuer) after the date of the definitive Prospectus, or if this offering is terminated , in accordance with the provisions of the Selected Broker-Dealer Agreements, the Escrow Agent shall return to each purchaser the amount of money paid and deposited by such purchaser into the Escrow Account and the disbursement shall be the property of such purchaser, free and clear of any and all claims of the parties hereto or of any of their creditors. Upon the disposition of monies in accordance with this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities, obligations and responsibilities hereunder.

         Further, the Escrow Agent, upon receipt of and in accordance with written instructions from the Selected Broker-Dealer, shall return to any designated purchaser the amount of money paid and deposited by such purchaser into the Escrow Account.

         10. Certificates. The Issuer and Selected Broker-Dealer agree that no certificates evidencing securities purchased (other than confirmations of sale) shall be issued except simultaneously with the release of the funds from the Escrow Account to the Issuer and Underwriter. Funds shall not



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be released by the Escrow Agent to the Issuer or Selected Broker-Dealer unless the Selected Broker-Dealer acknowledges in writing to the Escrow Agent that it has received or has made arrangements satisfactory to the Escrow Agent to issue Unit certificates evidencing Units purchased with the amounts deposited in the Escrow Account.


         11. Escrow Agent's Costs. If it is necessary for the Escrow Agent to return funds to purchasers of the Units, the Issuer shall pay to the Escrow Agent an additional amount sufficient to reimburse it for its actual costs in disbursing such funds. However, no such fee, reimbursement for costs and expenses, indemnification for any damages incurred by the Escrow Agent, or any other monies whatsoever, shall be paid out of or be chargeable to the funds on deposit in the Escrow Account.

         12. Escrow Agent's Responsibility. The parties agree to provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement and the Escrow Agent may rely upon any representation so made. In performing any of its duties hereunder the Escrow Agent may not be held to take notice of any terms of any agreement or rights with respect thereto unless specifically stated herein. The Issuer hereby agrees to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, costs and expenses, including litigation arising hereunder, which might be imposed or incurred for any acts or omissions of the Escrow Agent, except for acts or omissions of the Escrow Agent that involved gross negligence or willful misconduct.

         13. Disputes. If at any time a dispute shall exist as to the duty of the Escrow Agent under the terms hereof or if the funds deposited hereunder are not withdrawn on or before 180 days after the date of the definitive Prospectus, the Escrow Agent may deposit the funds in the Escrow Account with the Clerk of the District Court of the City of Irvine and County of Orange, State of California, and may interplead the parties hereto. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be released from all liability under the terms hereof as to the funds so deposited. The parties hereto consent and agree to the jurisdiction of said Court and do hereby appoint the Clerk of the said Court as their agent for the service of all process in connection with the processings mentioned in this paragraph.

         14. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect the construction of effect of this agreement.


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         15. Counterparts and Applicable Law. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument. This Agreement shall be construed in accordance with the laws of the State of California.

         Dated:  _______________, 1997

                                   GLOBAL OUTDOORS, INC. (Issuer)


                                   By:  ____________________________



                                   Wells Fargo Bank (Escrow Agent)

                                   By:_______________________________



                                   __________________________________
                                        (Selected Broker-Dealer)


                                   By:_______________________________


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